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                                                                       EXHIBIT 7

                                                               December 19, 1994

Alco Standard Corporation
P.O. Box 834
Valley Forge, Pa 19482

Ladies and Gentlemen:

  In connection with the filing by Alco Standard Corporation ("Alco") of a registration statement on Form S-1 with respect to the registration of 2,500,000 shares of its Common Stock (no par value) (the "Registration Statement"), to be issued from time to time by Alco in connection with acquisitions of other businesses and properties, we have been requested to furnish our opinion as to whether any preference upon liquidation provided in shares of Serial Preferred Stock (no par value) of Alco places any restrictions upon Alco's surplus if such preference exceeds the stated or carrying value of such shares.

  In this connection we have reviewed Alco's Articles of Incorporation and the relevant provisions of the Ohio General Corporation Law, particularly Sections 1701.30, 1701.32 and 1701.33, Revised Code of Ohio. Under the Articles of Incorporation of Alco the Board of Directors is empowered to fix the liquidation preference of each series of Serial Preferred Stock in the event of any liquidation, dissolution or winding up, which preference may exceed the stated or carrying value of such shares on the books of Alco.

  In our opinion, there are no restrictions upon the payment of dividends or other distributions out of Alco's surplus solely by reason of the excess of the liquidation preference over the stated or carrying value of shares of Serial Preferred Stock and there are no remedies available to security holders before or after the payment of any dividend or distribution by Alco solely because such dividend may reduce its surplus to an amount less than the amount of such excess.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ Ballard Spahr Andrews &
                                           Ingersoll